SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities
(collectively, "Federated")
 have been
named as defendants in
 several lawsuits, that
 were consolidated into
a single action in the
United States District
Court for the Western
District of Pennsylvania,
 alleging excessive advisory
fees involving one of
the Federated-sponsored
mutual funds.  Without
admitting the validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in these
cases in April 2011.









Current as of:  8/18/94